Exhibit 99.1

Contacts:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Media:

Liz Falcone, 617-761-6727

Liz.Falcone@fkhealth.com

INFINITY REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

— Seven Clinical Studies in a Broad Range of Diseases with Significant Unmet Need Initiated in 2011; Phase 2 Trial of IPI-926 in Pancreatic Cancer Fully Enrolled During the Year —

— Cash Runway Into 2014 Enables Company to Advance Clinical Trials to Key Value Inflection Points —

Cambridge, Mass., November 8, 2011 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its recent clinical and business progress and announced its third quarter 2011 financial results. During the quarter, the company continued to advance its diverse pipeline of novel development candidates designed to target molecular pathways responsible for a broad range of difficult-to-treat diseases.

“We’ve made significant progress across our pipeline over the past few months, including the completion of enrollment ahead of schedule for our Phase 2 trial of IPI-926 for pancreatic cancer and the initiation of a Phase 2 trial of IPI-926 in myelofibrosis. With the recent initiation of two Phase 1 trials of IPI-145, we now have seven clinical trials under way,” stated Adelene Q. Perkins, president and chief executive officer of Infinity. “Backed by our financial strength, we are well positioned to obtain key data to inform the registration paths for our product candidates without the need for additional financing.”

Recent pipeline highlights include the following:

•

Completion of patient enrollment in Phase 2 trial of IPI-926 in pancreatic cancer: Infinity completed enrollment of its Phase 2 randomized, double-blind, placebo-controlled trial of IPI-926, a novel, oral small molecule that inhibits Smoothened, a key component of the Hedgehog pathway. The trial is designed to compare IPI-926 in combination with gemcitabine (also known as Gemzar®) to placebo plus gemcitabine in 122 patients with metastatic pancreatic cancer. The primary endpoint of the trial is overall survival.

•

Initiation of Phase 2 trial of IPI-926 in myelofibrosis: Infinity initiated an exploratory Phase 2 clinical trial of IPI-926 in up to 45 patients with myelofibrosis, an incurable malignancy of the bone marrow that is characterized by the replacement of normal bone marrow by fibrotic tissue and the production of blood cells in other organs, such as the spleen and liver. The single-arm Phase 2 trial is designed to evaluate the safety and efficacy of IPI-926 administered orally once daily. The primary endpoint of the trial is response rate according to the International Working Group Criteria.

•

Presentation of preclinical data supporting continued development of IPI-926: Infinity continues to illustrate the strong scientific rationale for developing IPI-926 in a range of indications. Data recently presented or accepted for presentation at key upcoming scientific meetings include the following:

•

Pancreatic Cancer: At the recently held American Association for Cancer Research (AACR) Tumor Microenvironment Complexity Meeting, Infinity researchers presented preclinical data of IPI-926 in combination with nab-paclitaxel, a chemotherapy, in a xenograft model of pancreatic cancer. Data showed that treatment with IPI-926 led to increased tumor perfusion and enhanced drug delivery and provide further rationale for evaluating IPI-926 in combination with chemotherapy in pancreatic cancer.

In addition, Infinity researchers will present data of IPI-926 in a preclinical model of pancreatic cancer liver metastasis at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics being held November 12 - 16, 2011, in San Francisco, Calif. The poster presentation will take place Monday, November 14, 2011, from 12:30 p.m. - 2:30 p.m. PT (Abstract #B145).

•

Chondrosarcoma: At the upcoming 11th International Conference on Cancer-Induced Bone Disease being held November 30 - December 3, 2011, in Chicago, Ill., Infinity researchers will present data of IPI-926 in a xenograft model of chondrosarcoma, a rare and life-threatening cancer of the cartilage. The preclinical data support Infinity’s ongoing Phase 2 double-blind, randomized, placebo-controlled trial of IPI-926 in patients with metastatic or locally advanced, inoperable chondrosarcoma. The primary endpoint of the trial is progression-free survival. The trial is expected to enroll approximately 140 patients and is being conducted at approximately 50 sites worldwide.

•

Initiation of two Phase 1 trials of IPI-145: Infinity initiated two Phase 1 clinical trials of IPI-145, a potent, oral inhibitor of phosphoinositide-3-kinase (PI3K) delta and gamma. The first Phase 1 trial is a double-blind, randomized, placebo-controlled trial designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of single and multiple escalating doses of IPI-145 in healthy adult subjects. The second Phase 1 trial is an open-label, dose-escalation study designed to evaluate the safety, pharmacokinetics and clinical activity of IPI-145 in patients with advanced hematologic malignancies.

•

Publication of preclinical data of retaspimycin HCl in Cancer Cell: Data were published in Cancer Cell from a preclinical study of retaspimycin HCl (also known as IPI-504), Infinity’s novel heat shock protein 90 (Hsp90) inhibitor, in combination with rapamycin, an mTOR inhibitor. The data illustrated that the combination of retaspimycin HCl and rapamycin resulted in substantial tumor regression in a mutant KRAS/p53 null transgenic model of non-small cell lung cancer (NSCLC).[i] De Raedt T, Walton Z, Yecies JL, Li D, Chen Y, Malone CF, et al. Exploiting Cancer Cell Vulnerabilities to Develop a Combination Therapy for Ras-Driven Tumors. Cancer Cell, 20(3), 400-413. These findings, which for the first time show that administration of a targeted agent can lead to substantial tumor regression in this model, provide preclinical rationale for Infinity’s ongoing Phase 1b/2 trial of retaspimycin HCl in combination with everolimus (also known as Afinitor®), an mTOR inhibitor, in NSCLC patients with a KRAS mutation. The objectives of the Phase 1b portion of the trial are to determine the recommended dose for the combination treatment and to evaluate the safety and clinical activity of retaspimycin HCl in combination with everolimus. The primary endpoint of the Phase 2 portion of the trial is overall response rate.

Third Quarter 2011 Financial Results

•	At September 30, 2011, Infinity had total cash, cash equivalents and available-for-sale securities of $75.3 million, compared to $82.3 million at June 30, 2011.

•

Total revenue for the third quarter of 2011 was $23.3 million, compared to $22.5 million for the same period in 2010. In the third quarter of 2011, revenue consisted of $22.3 million for reimbursed research and development (R&D) services and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Mundipharma International Corporation Ltd. and Purdue Pharmaceutical Products L.P., compared to $21.5 million and $1.0 million, respectively, for the same period in 2010.

•

R&D expense for the third quarter of 2011 was $29.4 million, compared to $38.7 million for the same period in 2010. The decrease in R&D expense for the third quarter of 2011 compared to the same period in 2010 was due primarily to a $13.5 million up-front license fee related to the in-licensing of the company’s PI3K program during the third quarter of 2010, partially offset by expense related to the achievement of a $3.0 million milestone in the PI3K program during the same period in 2011 and higher clinical expenses. Reimbursed expenses related to Infinity’s alliance with Mundipharma and Purdue are recorded as R&D expense, as well as collaborative R&D revenue.

•	General and administrative expense for the third quarter of 2011 was $5.5 million, compared to $5.0 million for the same period in 2010.

•

Net loss for the third quarter of 2011 was $11.9 million, or a basic and diluted loss per common share of $0.45, compared to $21.0 million, or a basic and diluted loss per common share of $0.80, for the same period in 2010.

Financial Results and Pipeline Update Conference Call Information

Infinity will host a conference call on Tuesday, November 8, 2011, at 4:30 p.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, heat shock protein 90, phosphoinositide-3-kinase and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the presentation of preclinical data, enrollment expectations in the Phase 2 trials of IPI-926 in myelofibrosis and chondrosarcoma, the expectation that Infinity is positioned to obtain key data to inform the registration paths for its product candidates without the need for additional financing, the expectation that Infinity will have cash into 2014 and that Infinity’s cash runway will enable the company to advance its clinical trials to key value inflection points. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission on November 8, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Afinitor® is a registered trademark of Novartis Pharmaceuticals Corporation. Gemzar® is a registered trademark of Eli Lilly and Company.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2011	December 31, 2010

Cash, cash equivalents and available-for-sale securities, including long term	$75,281,227	$100,958,657
Other current assets	3,826,012	2,907,057
Property and equipment, net	4,327,811	5,147,545
Loan commitment asset from Purdue entities, net	12,989,250	14,288,175
Other long-term assets	1,279,838	1,264,488

Total assets	$97,704,138	$124,565,922

Current liabilities	$25,435,590	$27,750,605
Deferred revenue from Purdue entities, less current portion	43,200,720	46,361,745
Other long-term liabilities	996,535	970,057
Total stockholders’ equity	28,071,293	49,483,515

Total liabilities and stockholders’ equity	$97,704,138	$124,565,922

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Collaborative research and development revenue from Purdue entities	$23,304,788	$22,495,802	$70,448,272	$57,490,269

Operating expenses:
Research and development	29,418,327	38,731,902	78,689,494	77,120,670
General and administrative	5,469,688	5,014,987	16,674,949	14,980,274

Total operating expenses	34,888,015	43,746,889	95,364,443	92,100,944

Loss from operations	(11,583,227)	(21,251,087)	(24,916,171)	(34,610,675)

Other income (expense):
Interest expense	(432,975)	(521,742)	(1,298,925)	(1,387,983)
Interest and investment income	71,483	122,474	233,841	352,407

Total other expense	(361,492)	(399,268)	(1,065,084)	(1,035,576)

Loss before income taxes	(11,944,719)	(21,650,355)	(25,981,255)	(35,646,251)
Income tax benefit	—	700,321	—	700,321

Net loss	$(11,944,719)	$(20,950,034)	$(25,981,255)	$(34,945,930)

Basic and diluted loss per common share	$(0.45)	$(0.80)	$(0.98)	$(1.33)

Basic and diluted weighted average number of common shares outstanding	26,666,332	26,333,012	26,590,597	26,287,775

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[i]	De Raedt T, Walton Z, Yecies JL, Li D, Chen Y, Malone CF, et al. Exploiting Cancer Cell Vulnerabilities to Develop a Combination Therapy for Ras-Driven Tumors. Cancer Cell, 20(3), 400-413.